Exhibit 10.8

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement by and between Standard Parking Corporation, a Delaware corporation with its corporate office in Chicago, Illinois (the “Company”), and John Ricchiuto, an individual, (the “Executive”) is made as of the 2nd day of April, 2012.

RECITALS:

A.                                   The Company and the Executive entered into that certain Amended and Restated Executive Employment Agreement dated as of December 1, 2002 (the “Original Employment Agreement”).

B.                                     The Company and the Executive agreed to certain amendments to the Original Employment Agreement as set forth in (i) that certain First Amendment to Employment Agreement dated as of April 1, 2005, and (ii) that certain Second Amendment to Employment Agreement dated as of December 28, 2008  (the Original Employment Agreement, as so amended, being hereafter referred to as the “Agreement”).

C.                                     The Company and the Executive have, after a series of discussions, agreed to amend certain provisions of the Agreement as set forth in this document (this “Third Amendment”), effective on the date set forth in this first paragraph of this Third Amendment.

D.                                    Any term that is not defined in this Third Amendment shall have the meaning ascribed to that term in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the employment of the Executive by the Company under the terms of the Agreement, as amended by this Third Amendment, the Company and the Executive agree as follows:

1.                                       Sub-section 6(g) of the Agreement is amended and restated to read, in its entirety, as follows:

“(g)                           Salary Continuation Payments. As additional consideration for the representation and restrictions contained in this paragraph 6:

(i)                                     If Executive’s employment is terminated for any reason (including without limitation the Company’s effective termination of Executive’s employment by reason of the Company’s election pursuant to paragraph 1 not to extend any Employment Period ending prior to November 14, 2021) other than Cause or Executive’s voluntary termination pursuant to paragraph 5(d) (Executive’s “Voluntary Termination”), the Company agrees to pay Executive an amount which, when combined with all amounts payable by the Company pursuant to either clause (i) of paragraph 5(a) above or clauses (i) and (ii) of paragraph 5(c) above, will total Executive’s Annual Base Salary and Annual Target Bonus as in

effect immediately preceding the Date of Termination for a period of twenty-four (24) months following the Date of Termination (collectively the “Tier 1 Salary Continuation Payments”).  The Tier 1 Salary Continuation Payments shall be payable in installments as and when such amounts would be paid in accordance with paragraph 3(a) and (b) above.

(ii)                                 Upon Executive’s Voluntary Termination or if Executive is terminated for Cause, the Tier 1 Salary Continuation Payments shall be reduced to the total amount of $50,000 (the “Tier 2 Salary Continuation Payments”) and shall be payable in equal monthly installments over a twelve-month period following the Date of Termination.

(iii)                              If Executive’s employment is terminated by reason of the Company’s election pursuant to paragraph 1 not to extend any Employment Period ending on or after November 14, 2021, then the Company shall pay Executive one of the following amounts, as designated by the Company at its sole option and election in a writing delivered to Executive within seven (7) days after notice of the Executive’s termination is given:

(x)                                 The Tier 1 Salary Continuation Payments, payable over a period of twenty-four (24) months following the Date of Termination, or

(y)                                 The Tier 2 Salary Continuation Payments, payable over a period of twelve (12) months following the Date of Termination; provided, however, that if the Company elects to pay Tier 2 Salary Continuation Payments pursuant to this sub-section 6(g)(iii)(y), then effective from and after the Date of Termination, Executive shall be deemed released from any further obligations pursuant to Section 6(f) above.

(iv)                             If Executive breaches this Agreement at any time during the 24-month period following the Date of Termination, the Company’s obligation to continue any Tier 1 Salary Continuation Payments or Tier 2 Salary Continuation Payments (either being hereafter referred to as “Salary Continuation Payments”) shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time.  The termination of Salary Continuation Payments shall not waive any other rights, at law or in equity, that the Company may have by virtue of Executive’s breach of this Agreement. The Company’s obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive’s death.”

2.                                       Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this

Third Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

STANDARD PARKING CORPORATION,
A Delaware corporation		/s/ JOHN RICCHIUTO
John Ricchiuto
By:	/s/ JAMES A. WILHELM
James A. Wilhelm
President and Chief Executive Officer